Exhibit 5.1

K&L Gates LLP 300 South tryon street suite 1000 Charlotte, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

August 15, 2022

Movano Inc.

6800 Koll Center Parkway

Pleasanton, CA 94566

Ladies and Gentlemen:

We have acted as special counsel to Movano Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of (i) 6,000,000 shares of Common Stock issuable pursuant to the Movano Inc. Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Plan”) and (ii) 2,000,000 shares of Common Stock issuable pursuant to the Movano Inc. 2021 Inducement Award Plan (the “2021 Plan”, and together with the 2019 Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering the opinion stated herein, we have examined:

(a)	the Registration Statement;

(b)	the Plans;

(c)	the Company’s Third Amended and Restated Certificate of Incorporation, as amended through the date hereof;

(d)	the Company’s Amended and Restated By-Laws;

(e)	resolutions adopted by the board of directors of the Company (the “Board”) authorizing and approving the issuance of the Shares, the filing of the Registration Statement, and other related matters;

(f)	a certificate of an officer of the Company, dated the date hereof; and

(g)	a copy of a certificate from the Secretary of State of the State of Delaware, dated the date hereof, with respect to the Company’s incorporation, existence and good standing under the laws of the State of Delaware.

K&L Gates LLP

300 south Tryon Street suite 1000 Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Movano Inc.

August 15, 2022

We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records, as we have deemed necessary or appropriate as a basis for the opinion stated herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares, (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to their issuance, (iii) the issuance of each Share will be properly recorded in the books and records of the Company, (iv) each Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (v) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan (or the award agreement issued thereunder) and the Authorizing Resolutions (as defined below); and (vi) prior to the issuance of any Shares under the Plans, the Company’s Board will duly authorize each award granted under each Plan pursuant to resolutions (the “Authorizing Resolutions”) approving an award agreement and in accordance with the DGCL and the applicable Plan.

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the applicable Plan, the Authorizing Resolutions and the applicable award agreements, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates, LLP

K&L Gates LLP